Exhibit 99.1

FOR IMMEDIATE RELEASE


           CENDANT CORPORATION COMPLETES DIVESTITURE OF FLEET SEGMENT

   Avis Rent A Car, Inc. Acquires the Company's Fleet Segment for $1.8 Billion

            Generates Gain of Approximately $700 Million for Cendant

                      Previously Announced "Dutch Auction"
             Self-Tender Offer Scheduled to Expire on July 15, 1999

         New York, NY, June 30, 1999 -- Cendant Corporation (NYSE: CD) today announced that it has completed the divestiture of its fleet segment. Avis Rent A Car, Inc. (NYSE: AVI) has acquired the Company's fleet segment, which includes PHH Vehicle Management Services Corporation, Cendant Business Answers (Europe) PLC; The Harpur Group Ltd.; and Wright Express Corporation, for $1.44 billion in cash and $360 million in Convertible Preferred Stock.

         The Company has recorded an after-tax gain of approximately $700 million from the transaction. Completion of the Fleet/Avis transaction was a condition to the previously announced "Dutch Auction" self-tender offer to repurchase up to 50 million shares of Cendant stock. The self-tender offer commenced on June 16, 1999 and will expire at 12:00 midnight, New York City time, on July 15, 1999, unless the offer is extended.

         In addition, Robert D. Kunisch has retired as a vice chairman of the Company following today's completion of the divestiture of Cendant's fleet segment, but will remain as a director.

         Cendant's Chairman, President and CEO Henry R. Silverman stated: "Bob Kunisch played a critical role by ensuring the flawless integration of the PHH business units into Cendant. His diligent efforts and steadfast commitment resulted in a seamless transition of client relationships and continued profit growth following the acquisition of PHH by HFS in 1997."

         Cendant Corporation is a global provider of consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is the world's leading franchisor of hotels, rental car agencies, tax preparation services and real estate brokerage offices. The real estate segment also includes Welcome Wagon/GETKO and the Company's soon-to-be created residential real estate services portal on the Internet. As a provider of outsourcing solutions, Cendant is the world's largest vacation exchange service; a major provider of mortgage services to consumers and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and Wizcom. Headquartered in New York, NY, the Company has more than 30,000 employees and operates in over 100 countries. More information about Cendant, its companies and brands may be obtained by visiting our Web site at www.cendant.com or by calling 877-4INFO-CD (877-446-3623).

Media Contact:                                                Investor Contacts:
Elliot Bloom                                                  Denise Gillen
212-413-1832                                                  212-413-1833

Sam Levenson
212-413-1834